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Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR SECOND QUARTER 2025
RUSTON, Louisiana (July 23, 2025) - Origin Bancorp, Inc. (NYSE: OBK) (“Origin,” “we,” “our” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced net income of $14.6 million, or $0.47 diluted earnings per share (“EPS”) for the quarter ended June 30, 2025, compared to net income of $22.4 million, or $0.71 diluted earnings per share, for the quarter ended March 31, 2025. Pre-tax, pre-provision (“PTPP”)(1) earnings were $21.5 million for the quarter ended June 30, 2025, compared to $32.0 million for the linked quarter.
“During the second quarter, we continued to successfully execute on Optimize Origin, our plan to deliver elite level financial performance for Origin and our shareholders,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “Throughout the first half of the year, we have created efficiencies within our branch network, improved the overall profitability of our commercial banking team, restructured our mortgage business, and taken multiple actions to optimize our balance sheet. As we head into the back half of 2025, we are well-positioned in the nation’s most dynamic growth markets; and I have full confidence that our employees will continue delivering exceptional value to our customers, communities, and shareholders.”
(1) PTPP earnings is a non-GAAP financial measure, please see the last few pages of this document for a reconciliation of this alternative financial measure to its most directly comparable GAAP measure.

Optimize Origin
•In January 2025, we announced our initiative to drive elite financial performance and enhance our award-winning culture.
•Built on three primary pillars:
◦Productivity, Delivery & Efficiency
◦Balance Sheet Optimization
◦Culture & Employee Engagement
•Established near term target of greater than a 1% ROAA run rate by 4Q25 and an ultimate target of top quartile ROAA.
•Near term target is being achieved in part by branch consolidation, headcount reduction, securities optimization, capital optimization, cash/liquidity management, mortgage restructuring, as well as other opportunistic efficiency optimizations throughout the organization.
•We believe the actions we have taken will drive earnings improvement of approximately $34.2 million annually on a pre-tax pre-provision basis - an increase of approximately $10.8 million since the last quarterly update, due to additional benefits from increasing our Argent Financial ownership and further securities portfolio optimization.

Financial Highlights
•Net interest income was $82.1 million for the quarter ended June 30, 2025, reflecting an increase of $3.7 million, or 4.7%, compared to the linked quarter and is at its highest level in the previous nine quarters.

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•Our fully tax equivalent net interest margin (“NIM-FTE”) expanded 17 basis points to 3.61% for the quarter ended June 30, 2025, compared to the quarter ended March 31, 2025. The increase was primarily driven by an eight-basis point increase in the yield earned on average interest-earning assets and a five-basis point decline in the rate paid on average interest-bearing liabilities.
•As part of our bond portfolio optimization strategy, we sold available-for-sale investment securities with a book value of $215.8 million and realized a loss of $14.4 million during the quarter ended June 30, 2025. This transaction, net of the increase in interest income, negatively impacted diluted EPS by $0.35, but contributed approximately two basis points to our NIM-FTE for the quarter ended June 30, 2025, with an estimated twelve-month total positive impact to NIM-FTE of six basis points.
•Total loans held for investment (“LHFI”) were $7.68 billion at June 30, 2025, reflecting an increase of $98.9 million, or 1.3%, compared to March 31, 2025. LHFI, excluding mortgage warehouse lines of credit (“MW LOC”), were $7.11 billion at June 30, 2025, reflecting a decrease of $71.7 million, or 1.0%, compared to March 31, 2025.
•During the quarter ended June 30, 2025, we repurchased 136,399 shares of our common stock at an average price of $31.84 per share. Also, in July 2025, our board of directors approved a stock repurchase program authorizing the purchase of up to $50.0 million of the Company’s outstanding common stock over the next three years, replacing the existing plan which expires this month.
•Book value per common share was $38.62 at June 30, 2025, reflecting an increase of $0.85, or 2.3%, compared to March 31, 2025 and $3.39, or 9.6%, compared to June 30, 2024. Tangible book value per common share(1) was $33.33 at June 30, 2025, reflecting an increase of $0.90, or 2.8%, compared to March 31, 2025 and $3.56, or 12.0%, compared to June 30, 2024.
•As part of our Optimize Origin initiatives, we purchased additional shares of Argent Financial on July 1, 2025, which allowed us to reach the 20% ownership threshold. This will change our accounting methodology on this investment to the equity method, which will result in an increase in noninterest income.
(1) Tangible book value per common share is a non-GAAP financial measure, please see the last few pages of this document for a reconciliation of this alternative financial measure to its most directly comparable GAAP measure.
Results of Operations for the Quarter Ended June 30, 2025
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended June 30, 2025, was $82.1 million, an increase of $3.7 million, or 4.7%, compared to the quarter ended March 31, 2025. The increase was primarily driven by a $4.1 million increase in interest income earned on LHFI and decreases of $1.6 million and $1.1 million in interest expense paid on interest-bearing deposits and subordinated debentures, respectively, partially offset by a $3.0 million decrease in interest income earned on interest-earning balances due from banks and a $1.1 million increase in interest expense on FHLB advances and other borrowings.
The increase in average LHFI principal balances and the impact of one more calendar day during the quarter ended June 30, 2025, resulted in interest income increases of $3.1 million and $1.3 million, respectively, when compared to the quarter ended March 31, 2025. The increase in average LHFI principal balances was primarily driven by increases of $191.1 million and $64.1 million in MW LOC and commercial and industrial loans, respectively, partially offset by a decrease of $77.1 million in total average real estate loan balances.
The $1.6 million decrease in interest expense on interest-bearing deposits was mainly due to a $232.8 million decrease in average interest-bearing deposits balance, during the quarter ended June 30, 2025, when compared to the quarter ended March 31, 2025. Due primarily to the seasonality of the deposits, interest-bearing public fund average deposit balances decreased $163.5 million during the quarter ended June 30, 2025.
The $1.1 million decrease in interest expense on subordinated debentures was primarily driven by the redemption of $70.0 million in subordinated debentures during the quarter ended March 31, 2025, in conjunction with our Optimize Origin initiatives.
The $3.0 million decrease in interest income earned on average interest-earning balances due from banks was primarily driven by a $267.4 million decrease in average interest-earning balances due from banks.

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The $97.8 million increase in average FHLB advances and other borrowings balance contributed $664,000 to the total $1.1 million increase in interest expense on FHLB advances and other borrowings during the quarter ended June 30, 2025. The remaining increase was primarily driven by an increase in the average rate paid on FHLB advances and other borrowings rising to 4.36% for the quarter ended June 30, 2025, from 2.75% for the quarter ended March 31, 2025. The average short-term FHLB balances were $98.4 million for the quarter ended June 30, 2025, compared to zero for the quarter ended March 31, 2025.
The Federal Reserve Board sets various benchmark rates, including the federal funds rate, and thereby influences the general market rates of interest, including the loan and deposit rates offered by financial institutions. On September 18, 2024, the Federal Reserve reduced the federal funds target rate range by 50 basis points, to a range of 4.75% to 5.00%, marking the first rate reduction since early 2020. Subsequently, it implemented two additional reductions, with the current federal funds target range set to 4.25% to 4.50% on December 18, 2024. In total, the federal funds target range has decreased 100 basis points from its recent cycle high.
Our NIM-FTE was 3.61% for the quarter ended June 30, 2025, representing 17- and 44-basis-point increases compared to the linked quarter and the quarter ended June 30, 2024, respectively. The yield earned on interest-earning assets for the quarter ended June 30, 2025, was 5.87%, an increase of eight basis points compared to the linked quarter and a decrease of 17 basis points compared to the quarter ended June 30, 2024. The average rate paid on total interest-bearing liabilities for the quarter ended June 30, 2025, was 3.25%, representing a decrease of five- and 73-basis points compared to the linked quarter and the quarter ended June 30, 2024, respectively. Additionally, total loans represented 83.6% of average interest-earning assets during the quarter ended June 30, 2025, up from 80.8% during the quarter ended March 31, 2025, providing a favorable shift in the asset mix that contributed to the margin improvement.
During the quarter ended June 30, 2025, we executed a bond portfolio optimization strategy aimed at enhancing long-term yields and improving overall portfolio performance. This strategy involved selling lower-yielding available-for-sale investment securities and using the proceeds to purchase higher-yielding available-for-sale investment securities. As a result, we replaced securities with a total book value of $215.8 million and a weighted average yield of 2.60% with new securities totaling $201.8 million with a weighted average yield of 5.23%, realizing a loss of $14.4 million. The weighted average duration of the securities portfolio increased to 4.52 years as of June 30, 2025, compared to 4.10 years as of March 31, 2025. As part of the strategy, we also entered into interest rate swaps designated as fair value hedges on seven of these purchased securities with a total book value of $41.3 million, to help reduce potential volatility in the fair value of these securities due to changes in market rates. While this transaction resulted in a $0.35 negative impact to diluted EPS during the quarter ended June 30, 2025, due to the realized loss net of the increase in interest income, we believe the trade-off in yield represents an attractive opportunity. This transaction is expected to generate an estimated annual increase in net interest income of $5.6 million, with an estimated earn-back period of 2.6 years and an estimated twelve-month total positive impact to NIM-FTE of six basis points. We will continue to evaluate and identify any additional opportunities that may present themselves to maximize our return on our securities portfolio.

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Credit Quality
The table below includes key credit quality information:

	At and For the Three Months Ended			Change	% Change
(Dollars in thousands, unaudited)	June 30, 2025	March 31, 2025	June 30, 2024	Linked Quarter	Linked Quarter
Past due LHFI(1)	$67,626	$72,774	$66,276	$(5,148)	7.1%
Past due 30 to 89 days and still accruing	12,495	42,587	17,080	(30,092)	70.7
Allowance for loan credit losses (“ALCL”)	92,426	92,011	100,865	415	0.5
Classified loans	127,637	127,676	118,254	(39)	—
Total nonperforming LHFI	85,315	81,368	75,812	3,947	4.9
Provision for credit losses	2,862	3,444	5,231	(582)	16.9
Net charge-offs	2,300	2,728	2,946	(428)	15.7
Credit quality ratios(2):
ALCL to nonperforming LHFI	108.33%	113.08%	133.05%	(4.75)%	N/A
ALCL to total LHFI	1.20	1.21	1.27	(0.01)	N/A
ALCL to total LHFI, adjusted(3)	1.29	1.28	1.34	0.01	N/A
Classified loans to total LHFI	1.66	1.68	1.49	(0.02)	N/A
Nonperforming LHFI to LHFI	1.11	1.07	0.95	0.04	N/A
Net charge-offs to total average LHFI (annualized)	0.12	0.15	0.15	(0.03)	N/A
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N/A = Not applicable.
(1)Past due LHFI are defined as loans 30 days or more past due and includes past due nonperforming loans.
(2)Please see the Loan Data schedule at the back of this document for additional information.
(3)The ALCL to total LHFI, adjusted, is calculated by excluding the ALCL for MW LOC loans from the total LHFI ALCL in the numerator and excluding the MW LOC loans from the LHFI in the denominator. Due to their low-risk profile, MW LOC loans require a disproportionately low allocation of the ALCL.
Loans past due 30-89 days and still accruing decreased $30.1 million for the current quarter compared to the linked quarter. The decrease was primarily driven by three loan relationships totaling $10.7 million that were paid off in the current quarter. Also contributing to the decrease in loans 30-89 days past due and still accruing were three loan relationships that are now over 90 days past due and nonperforming totaling $10.6 million and two loan relationships that are now no longer past due totaling $3.0 million.
Nonperforming LHFI increased $3.9 million for the current quarter compared to the linked quarter, evidenced by an increase in the percentage of nonperforming LHFI to LHFI to 1.11% compared to 1.07% for the linked quarter. The increase in nonperforming loans was primarily driven by four relationships totaling $12.9 million at June 30, 2025. The increase was partially offset by $3.6 million in payments from two relationships and further reduced by total charge-offs of $2.9 million.
Our results included a credit loss provision expense of $2.9 million during the quarter ended June 30, 2025, which includes a $2.7 million provision for loan credit losses, compared to provision for loan credit losses of $3.7 million for the linked quarter. Net charge-offs decreased $428,000 for the quarter ended June 30, 2025, when compared to the quarter ended March 31, 2025, primarily due to total charge-offs of $4.8 million in the linked quarter, consisting primarily of two commercial and industrial loan relationships with charge-offs totaling $2.6 million, with no comparably sized charge-offs during the current quarter.
Noninterest Income
Noninterest income for the quarter ended June 30, 2025, was $1.4 million, a decrease of $14.2 million, or 91.2%, from the linked quarter, primarily driven by a $14.4 million loss on sales of securities, net, and a $1.3 million decrease in insurance commission and fee income, respectively, in the current quarter. These decreases were partially offset by an increase of $902,000 in swap fee income.
The loss on sales of securities, net, during the current quarter was due to the execution of the bond portfolio optimization strategy discussed above.

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The decrease in insurance commission and fee income was primarily driven by a seasonal increase in annual contingency fee income recognized in the first quarter with no comparable increase in the current quarter.
The increase in swap fee income was due to both an attractive interest rate environment which is increasingly conducive to facilitating back-to-back swaps for our customers and an increased focus on the marketing of customer swaps as part of Optimize Origin.
Noninterest Expense
Noninterest expense for the quarter ended June 30, 2025, was $62.0 million, a decrease of $85,000, or 0.1% from the linked quarter. The decrease was primarily driven by a decrease of $1.4 million in occupancy and equipment, net, that was partially offset by increases of $549,000 and $475,000 in salaries and employee benefit expense and data processing expense, respectively.
The $1.4 million decrease in occupancy and equipment, net was primarily due to cost incurred in the linked quarter in connection with the closure of banking centers as a part of Optimize Origin.
The $549,000 increase in salaries and employee benefit expense was primarily due to the adjustment of the incentive compensation accrual which drove the salaries and employee benefit expense lower during the linked quarter.
The $475,000 increase in data processing expense was primarily due to higher loan workflow software costs during the current quarter compared to the linked quarter.
Financial Condition
Loans
•Total LHFI at June 30, 2025, were $7.68 billion, an increase of $98.9 million, or 1.3%, from $7.59 billion at March 31, 2025, and a decrease of $274.7 million, or 3.5%, compared to June 30, 2024.
•The primary drivers of the increase during the quarter ended June 30, 2025, compared to the linked quarter, were increases in MW LOC, multi-family real estate and owner occupied commercial real estate of $170.6 million, $40.1 million and $34.8 million, respectively. These increases were partially offset by decreases of $144.9 million and $10.9 million in construction/land/land development loans and commercial and industrial loans, respectively.
Securities
•Total securities at June 30, 2025 were $1.14 billion, a decrease of $34.9 million, or 3.0%, from $1.18 billion at March 31, 2025, and a decrease of $34.1 million, or 2.9%, compared to June 30, 2024.
•The decrease in securities was primarily due to maturities of short-term investments and net sales of available for sale securities during the current quarter.
•In connection with Optimize Origin, we made a strategic decision to replace lower yielding available-for-sale securities with a total book value of $215.8 million with higher-yielding securities totaling $201.8 million. Additional details about this transaction is disclosed above in the Net Interest Income and Net Interest Margin section of this release.
•Accumulated other comprehensive loss, net of taxes, primarily associated with unrealized losses within the available for sale portfolio, was $73.6 million at June 30, 2025, a decrease of $16.9 million, or 18.6%, from the linked quarter.
•The weighted average effective duration for the total securities portfolio was 4.52 years as of June 30, 2025, compared to 4.10 years as of March 31, 2025.
Deposits
•Total deposits at June 30, 2025, were $8.12 billion, a decrease of $215.4 million, or 2.6%, compared to March 31, 2025, and a decrease of $387.8 million, or 4.6%, from June 30, 2024. Seasonality in our public fund deposits drove $99.7 million of the current quarter decline when compared to March 31, 2025.
•The decrease in total deposits at June 30, 2025, compared to the linked quarter was primarily due to decreases of $159.0 million, $57.3 million and $47.1 million in interest-bearing demand deposits, time deposits (excluding brokered time deposits) and noninterest-bearing deposits, respectively. The decrease was partially offset by an increase of $92.6 million in money market deposits.
•At June 30, 2025 and March 31, 2025, noninterest-bearing deposits as a percentage of total deposits were 22.7%. At June 30, 2024, noninterest-bearing deposits as a percentage of total deposits were 21.9%.

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Borrowings
•FHLB advances and other borrowings at June 30, 2025, were $127.8 million, an increase of $115.4 million from $12.5 million at March 31, 2025, and an increase of $87.1 million compared to June 30, 2024. The increase in the current quarter compared to the linked quarter is primarily due to an increase in FHLB short-term borrowings of $115.0 million used primarily to meet current liquidity needs.
•Average FHLB advances were $104.5 million for the quarter ended June 30, 2025, an increase of $98.3 million from $6.2 million for the quarter ended March 31, 2025 and an increase of $68.8 million from June 30, 2024.
Conference Call
Origin will hold a conference call to discuss its second quarter 2025 results on Thursday, July 24, 2025, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial +1 (929) 272-1574 (U.S. Local / International 1); +1 (857) 999-3259 (U.S. Local / International 2); +1 (888) 700-7550 (U.S. Toll Free), enter Conference ID: 05905 and request to be joined into the Origin Bancorp, Inc. (OBK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the investor relations, News & Events, Events & Presentations link or directly by visiting https://dealroadshow.com/e/ORIGINQ2.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates more than 55 locations in Dallas/Fort Worth, East Texas, Houston, North Louisiana, Mississippi, South Alabama and the Florida Panhandle. For more information, visit www.origin.bank.
Non-GAAP Financial Measures
Origin reports its results in accordance with generally accepted accounting principles in the United States of America ("GAAP"). However, management believes that certain supplemental non-GAAP financial measures may provide meaningful information to investors that is useful in understanding Origin's results of operations and underlying trends in its business. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Origin's reported results prepared in accordance with GAAP. The following are the non-GAAP measures used in this release: PTPP earnings, PTPP ROAA, tangible book value per common share, ROATCE, and core efficiency ratio.
Please see the last few pages of this release for reconciliations of non-GAAP measures to the most directly comparable financial measures calculated in accordance with GAAP.

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Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin Bancorp, Inc’s (“Origin”, “we”, “our” or the “Company”) future financial performance, business and growth strategies, projected plans and objectives, and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: (1) the impact of current and future economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas, including the impact of tariffs, as well as the financial stress on borrowers and changes to customer and client behavior as a result of the foregoing; (2) changes in benchmark interest rates and the resulting impacts on net interest income; (3) deterioration of Origin’s asset quality; (4) factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; (5) the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; (6) changes in the value of collateral securing Origin’s loans; (7) the impact of generative artificial intelligence; (8) Origin’s ability to anticipate interest rate changes and manage interest rate risk; (9) the impact of heightened regulatory requirements, reduced debit interchange and overdraft income and the possibility of facing related adverse business consequences if our total assets grow in excess of $10 billion as of December 31 of any calendar year; (10) the effectiveness of Origin’s risk management framework and quantitative models; (11) Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; (12) the impact of labor pressures; (13) changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; (14) changes in management personnel; (15) Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; (16) increasing costs as Origin grows deposits; (17) operational risks associated with Origin’s business; (18) significant turbulence or a disruption in the capital or financial markets and the effect of market disruption and interest rate volatility on our investment securities; (19) increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies; (20) compliance with governmental and regulatory requirements and changes in laws, rules, regulations, interpretations or policies relating to financial institutions; (21) periodic changes to the extensive body of accounting rules and best practices; (22) further government intervention in the U.S. financial system; (23) a deterioration of the credit rating for U.S. long-term sovereign debt; (24) Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; (25) natural disasters and other adverse weather events, pandemics, acts of terrorism, war, and other matters beyond Origin’s control; (26) developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; (27) fraud or misconduct by internal or external actors (including Origin employees); (28) cybersecurity threats or security breaches and the cost of defending against them; (29) Origin’s ability to maintain adequate internal controls over financial and non-financial reporting; and (30) potential claims, damages, penalties, fines, costs and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
This press release contains projected financial information with respect to Origin, including with respect to certain goals and strategic initiatives of Origin and the anticipated benefits thereof. This projected financial information constitutes forward-looking information and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to significant business, economic (including interest rate), competitive, and other risks and uncertainties. Actual results may differ materially from the results contemplated by the projected financial information contained herein and the inclusion of such projected financial information in this release should not be regarded as a representation by any person that such actions will be taken or accomplished or that the results reflected in such projected financial information with respect thereto will be achieved.

Contact:
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank
Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data
(Unaudited)

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Income statement and share amounts	(Dollars in thousands, except per share amounts)
Net interest income	$82,136	$78,459	$78,349	$74,804	$73,890
Provision (benefit) for credit losses	2,862	3,444	(5,398)	4,603	5,231
Noninterest income (loss)	1,368	15,602	(330)	15,989	22,465
Noninterest expense	61,983	62,068	65,422	62,521	64,388
Income before income tax expense	18,659	28,549	17,995	23,669	26,736
Income tax expense	4,012	6,138	3,725	5,068	5,747
Net income	$14,647	$22,411	$14,270	$18,601	$20,989
PTPP earnings(1)	$21,521	$31,993	$12,597	$28,272	$31,967
Basic earnings per common share	0.47	0.72	0.46	0.60	0.68
Diluted earnings per common share	0.47	0.71	0.46	0.60	0.67
Dividends declared per common share	0.15	0.15	0.15	0.15	0.15
Weighted average common shares outstanding - basic	31,192,622	31,205,752	31,155,486	31,130,293	31,042,527
Weighted average common shares outstanding - diluted	31,327,818	31,412,010	31,308,805	31,239,877	31,131,829

Balance sheet data
Total LHFI	$7,684,446	$7,585,526	$7,573,713	$7,956,790	$7,959,171
Total LHFI excluding MW LOC	7,109,698	7,181,395	7,224,632	7,461,602	7,452,666
Total assets	9,678,158	9,750,372	9,678,702	9,965,986	9,947,182
Total deposits	8,123,036	8,338,412	8,223,120	8,486,568	8,510,842
Total stockholders’ equity	1,205,769	1,180,177	1,145,245	1,145,673	1,095,894

Performance metrics and capital ratios
Yield on LHFI	6.33%	6.33%	6.47%	6.67%	6.58%
Yield on interest-earnings assets	5.87	5.79	5.91	6.09	6.04
Cost of interest-bearing deposits	3.20	3.23	3.61	4.01	3.95
Cost of total deposits	2.47	2.52	2.79	3.14	3.08
NIM - fully tax equivalent ("FTE")	3.61	3.44	3.33	3.18	3.17
Return on average assets (annualized) ("ROAA")	0.60	0.93	0.57	0.74	0.84
PTPP ROAA (annualized)(1)	0.89	1.32	0.50	1.13	1.28
Return on average stockholders’ equity (annualized) ("ROAE")	4.94	7.79	4.94	6.57	7.79
Return on average tangible common equity (annualized) ("ROATCE")(1)	5.74	9.09	5.78	7.74	9.25
Book value per common share	$38.62	$37.77	$36.71	$36.76	$35.23
Tangible book value per common share (1)	33.33	32.43	31.38	31.37	29.77
Efficiency ratio(2)	74.23%	65.99%	83.85%	68.86%	66.82%
Core efficiency ratio(1)	73.77	65.33	82.79	67.48	65.55
Common equity tier 1 to risk-weighted assets(3)	13.47	13.57	13.32	12.46	12.15
Tier 1 capital to risk-weighted assets(3)	13.66	13.77	13.52	12.64	12.33
Total capital to risk-weighted assets(3)	15.68	15.81	16.44	15.45	15.16
Tier 1 leverage ratio(3)	11.70	11.47	11.08	10.93	10.70
__________________________
(1)PTPP earnings, PTPP ROAA, tangible book value per common share, ROATCE, and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their most directly comparable GAAP measures, please see the last few pages of this release.
(2)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(3)June 30, 2025, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Year-To-Date Financial Data
(Unaudited)

	Six Months Ended June 30, 2025
(Dollars in thousands, except per share amounts)	2025	2024

Income statement and share amounts
Net interest income	$160,595	$147,213
Provision for credit losses	6,306	8,243
Noninterest income	16,970	39,720
Noninterest expense	124,051	123,095
Income before income tax expense	47,208	55,595
Income tax expense	10,150	11,974
Net income	$37,058	$43,621
PTPP earnings(1)	$53,514	$63,838
Basic earnings per common share	1.19	1.41
Diluted earnings per common share	1.18	1.40
Dividends declared per common share	0.30	0.30
Weighted average common shares outstanding - basic	31,199,151	31,011,930
Weighted average common shares outstanding - diluted	31,375,804	31,110,747

Performance metrics
Yield on LHFI	6.33%	6.58%
Yield on interest-earning assets	5.83	6.01
Cost of interest-bearing deposits	3.21	3.90
Cost of total deposits	2.49	3.04
NIM-FTE	3.52	3.18
ROAA (annualized)	0.77	0.88
PTPP ROAA (annualized)(1)	1.11	1.29
ROAE (annualized)	6.34	8.17
ROATCE (annualized)(1)	7.38	9.73
Efficiency ratio(2)	69.86	65.85
Core efficiency ratio(1)	69.29	65.40
____________________________
(1)PTPP earnings, PTPP ROAA, ROATCE, and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their most directly comparable GAAP measures, please see the last few pages of this release.
(2)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income
(Unaudited)

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Interest and dividend income	(Dollars in thousands, except per share amounts)
Interest and fees on loans	$121,239	$117,075	$127,021	$133,195	$129,879
Investment securities-taxable	7,692	8,076	6,651	6,536	6,606
Investment securities-nontaxable	1,425	968	964	905	893
Interest and dividend income on assets held in other financial institutions	4,281	6,424	5,197	3,621	4,416
Total interest and dividend income	134,637	132,543	139,833	144,257	141,794
Interest expense
Interest-bearing deposits	50,152	51,779	59,511	67,051	65,469
FHLB advances and other borrowings	1,216	96	88	482	514
Subordinated indebtedness	1,133	2,209	1,885	1,920	1,921
Total interest expense	52,501	54,084	61,484	69,453	67,904
Net interest income	82,136	78,459	78,349	74,804	73,890
Provision (benefit) for credit losses	2,862	3,444	(5,398)	4,603	5,231
Net interest income after provision (benefit) for credit losses	79,274	75,015	83,747	70,201	68,659
Noninterest income
Insurance commission and fee income	6,661	7,927	5,441	6,928	6,665
Service charges and fees	4,927	4,716	4,801	4,664	4,862
Other fee income	2,809	2,301	2,152	2,114	2,404
Mortgage banking revenue	1,369	915	1,151	1,153	1,878
Swap fee income	1,435	533	116	106	44
(Loss) gain on sales of securities, net	(14,448)	—	(14,617)	221	—
Limited partnership investment (loss) income	(1,909)	(1,692)	(62)	375	68
Change in fair value of equity investments	—	—	—	—	5,188
Other income	524	902	688	428	1,356
Total noninterest income (loss)	1,368	15,602	(330)	15,989	22,465
Noninterest expense
Salaries and employee benefits	38,280	37,731	36,405	38,491	38,109
Occupancy and equipment, net	7,187	8,544	7,913	6,298	7,009
Data processing	3,432	2,957	3,414	3,470	3,468
Office and operations	3,337	2,972	2,883	2,984	3,072
Intangible asset amortization	1,768	1,761	1,800	1,905	2,137
Regulatory assessments	1,345	1,392	1,535	1,791	1,842
Advertising and marketing	1,158	1,133	1,929	1,449	1,328
Professional services	1,285	1,250	2,064	2,012	1,303
Electronic banking	1,359	1,354	1,377	1,308	1,238
Loan-related expenses	669	599	431	751	1,077
Franchise tax expense	688	675	884	721	815
Other expenses	1,475	1,700	4,787	1,341	2,990
Total noninterest expense	61,983	62,068	65,422	62,521	64,388
Income before income tax expense	18,659	28,549	17,995	23,669	26,736
Income tax expense	4,012	6,138	3,725	5,068	5,747
Net income	$14,647	$22,411	$14,270	$18,601	$20,989

Origin Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Assets
Cash and due from banks	$113,918	$112,888	$132,991	$159,337	$137,615
Interest-bearing deposits in banks	220,193	373,314	337,258	161,854	150,435
Total cash and cash equivalents	334,111	486,202	470,249	321,191	288,050
Securities:
AFS	1,126,721	1,161,368	1,102,528	1,160,965	1,160,048
Held to maturity, net of allowance for credit losses	11,093	11,094	11,095	11,096	11,616
Securities carried at fair value through income	6,218	6,512	6,512	6,533	6,499
Total securities	1,144,032	1,178,974	1,120,135	1,178,594	1,178,163
Non-marketable equity securities held in other financial institutions	75,181	71,754	71,643	67,068	64,010
Loans held for sale	8,878	10,191	10,494	7,631	18,291
LHFI	7,684,446	7,585,526	7,573,713	7,956,790	7,959,171
Less: ALCL	92,426	92,011	91,060	95,989	100,865
LHFI, net of ALCL	7,592,020	7,493,515	7,482,653	7,860,801	7,858,306
Premises and equipment, net	122,618	123,847	126,620	126,751	121,562
Cash surrender value of bank-owned life insurance	41,265	41,021	40,840	40,602	40,365
Goodwill	128,679	128,679	128,679	128,679	128,679
Other intangible assets, net	36,444	38,212	37,473	39,272	41,177
Accrued interest receivable and other assets	194,930	177,977	189,916	195,397	208,579
Total assets	$9,678,158	$9,750,372	$9,678,702	$9,965,986	$9,947,182
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,841,684	$1,888,808	$1,900,651	$1,893,767	$1,866,622
Interest-bearing deposits excluding brokered interest-bearing deposits, if any	5,450,710	5,536,636	5,301,243	5,137,940	4,984,817
Time deposits	805,642	862,968	941,000	1,023,252	1,022,589
Brokered deposits	25,000	50,000	80,226	431,609	636,814
Total deposits	8,123,036	8,338,412	8,223,120	8,486,568	8,510,842
FHLB advances and other borrowings	127,843	12,488	12,460	30,446	40,737
Subordinated indebtedness	89,657	89,599	159,943	159,861	159,779
Accrued expenses and other liabilities	131,853	129,696	137,934	143,438	139,930
Total liabilities	8,472,389	8,570,195	8,533,457	8,820,313	8,851,288
Stockholders’ equity:
Common stock	156,124	156,220	155,988	155,837	155,543
Additional paid-in capital	537,819	538,790	537,366	535,662	532,950
Retained earnings	585,387	575,578	557,920	548,419	534,585
Accumulated other comprehensive loss	(73,561)	(90,411)	(106,029)	(94,245)	(127,184)
Total stockholders’ equity	1,205,769	1,180,177	1,145,245	1,145,673	1,095,894
Total liabilities and stockholders’ equity	$9,678,158	$9,750,372	$9,678,702	$9,965,986	$9,947,182

Origin Bancorp, Inc.
Loan Data
(Unaudited)

	At and For the Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

LHFI	(Dollars in thousands)
Owner occupied commercial real estate	$972,788	$937,985	$975,947	$991,671	$959,850
Non-owner occupied commercial real estate	1,455,771	1,445,864	1,501,484	1,533,093	1,563,152
Construction/land/land development	653,748	798,609	864,011	991,545	1,017,389
Residential real estate - single family	1,465,535	1,465,192	1,432,129	1,414,013	1,421,027
Multi-family real estate	529,899	489,765	425,460	434,317	398,202
Total real estate loans	5,077,741	5,137,415	5,199,031	5,364,639	5,359,620
Commercial and industrial	2,011,178	2,022,085	2,002,634	2,074,037	2,070,947
MW LOC	574,748	404,131	349,081	495,188	506,505
Consumer	20,779	21,895	22,967	22,926	22,099
Total LHFI	7,684,446	7,585,526	7,573,713	7,956,790	7,959,171
Less: ALCL	92,426	92,011	91,060	95,989	100,865
LHFI, net	$7,592,020	$7,493,515	$7,482,653	$7,860,801	$7,858,306

Nonperforming assets(1)
Nonperforming LHFI
Commercial real estate	$12,814	$5,465	$4,974	$2,776	$2,196
Construction/land/land development	17,720	17,694	18,505	26,291	26,336
Residential real estate(2)	37,996	40,749	36,221	14,313	13,493
Commercial and industrial	16,655	17,325	15,120	20,486	33,608
Consumer	130	135	182	407	179
Total nonperforming LHFI	85,315	81,368	75,002	64,273	75,812
Other real estate owned/repossessed assets	1,991	1,990	3,635	6,043	6,827
Total nonperforming assets	$87,306	$83,358	$78,637	$70,316	$82,639
Classified assets	$129,628	$129,666	$122,417	$113,529	$125,081
Past due LHFI(3)	67,626	72,774	42,437	38,838	66,276
Past due 30 to 89 days and still accruing	12,495	42,587	18,015	20,170	17,080

Allowance for loan credit losses
Balance at beginning of period	$92,011	$91,060	$95,989	$100,865	$98,375
Provision (benefit) for loan credit losses	2,715	3,679	(5,489)	4,644	5,436
Loans charged off	3,700	4,848	2,025	11,226	3,706
Loan recoveries	1,400	2,120	2,585	1,706	760
Net charge-offs (recoveries)	2,300	2,728	(560)	9,520	2,946
Balance at end of period	$92,426	$92,011	$91,060	$95,989	$100,865

Origin Bancorp, Inc.
Loan Data - Continued
(Unaudited)

	At and For the Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Credit quality ratios
Total nonperforming assets to total assets	0.90%	0.85%	0.81%	0.71%	0.83%
Nonperforming LHFI to LHFI	1.11	1.07	0.99	0.81	0.95
Past due LHFI to LHFI	0.88	0.96	0.56	0.49	0.83
Past due 30 to 89 days and still accruing to LHFI	0.16	0.56	0.24	0.25	0.21
ALCL to nonperforming LHFI	108.33	113.08	121.41	149.35	133.05
ALCL to total LHFI	1.20	1.21	1.20	1.21	1.27
ALCL to total LHFI, adjusted(4)	1.29	1.28	1.25	1.28	1.34
Net charge-offs (recoveries) to total average LHFI (annualized)	0.12	0.15	(0.03)	0.48	0.15
____________________________
(1)Nonperforming assets consist of nonperforming/nonaccrual loans and property acquired through foreclosures or repossession, as well as bank-owned property not in use and listed for sale, if any.
(2)Includes multi-family real estate.
(3)Past due LHFI are defined as loans 30 days or more past due and includes past due nonperforming loans.
(4)The ALCL to total LHFI, adjusted is calculated by excluding the ALCL for MW LOC loans from the total LHFI ALCL in the numerator and excluding the MW LOC loans from the LHFI in the denominator. Due to their low-risk profile, MW LOC loans require a disproportionately low allocation of the ALCL.

Origin Bancorp, Inc.
Average Balances and Yields/Rates
(Unaudited)

	Three Months Ended
	June 30, 2025		March 31, 2025		June 30, 2024
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands)
Commercial real estate	$2,407,632	5.78%	$2,448,099	5.82%	$2,497,490	5.91%
Construction/land/land development	739,601	6.92	821,754	6.87	1,058,972	6.98
Residential real estate(1)	1,955,422	5.62	1,909,922	5.53	1,787,829	5.48
Commercial and industrial ("C&I")	2,068,175	7.30	2,004,034	7.37	2,128,486	7.87
MW LOC	480,587	6.86	289,521	7.07	430,885	7.57
Consumer	21,851	7.29	22,709	7.45	22,396	8.06
LHFI	7,673,268	6.33	7,496,039	6.33	7,926,058	6.58
Loans held for sale	11,422	6.92	8,590	6.18	14,702	6.84
Loans receivable	7,684,690	6.33	7,504,629	6.33	7,940,760	6.58
Investment securities-taxable	980,430	3.15	1,021,904	3.21	1,046,301	2.54
Investment securities-nontaxable	175,101	3.26	140,875	2.79	143,232	2.51
Non-marketable equity securities held in other financial institutions	77,240	6.63	71,669	2.35	56,270	6.53
Interest-earning balances due from banks	276,372	4.36	543,821	4.48	254,627	5.53
Total interest-earning assets	9,193,833	5.87	9,282,898	5.79	9,441,190	6.04
Noninterest-earning assets	522,090		525,317		567,035
Total assets	$9,715,923		$9,808,215		$10,008,225

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$5,409,357	3.17%	$5,538,710	3.14%	$5,130,224	3.80%
Time deposits	868,703	3.45	972,176	3.69	1,534,679	4.46
Total interest-bearing deposits	6,278,060	3.20	6,510,886	3.23	6,664,903	3.95
FHLB advances and other borrowings	111,951	4.36	14,148	2.75	41,666	4.96
Subordinated indebtedness	89,633	5.07	124,133	7.22	159,973	4.83
Total interest-bearing liabilities	6,479,644	3.25	6,649,167	3.30	6,866,542	3.98
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,881,301		1,837,365		1,894,141
Other liabilities	164,647		154,934		163,273
Total liabilities	8,525,592		8,641,466		8,923,956
Stockholders’ Equity	1,190,331		1,166,749		1,084,269
Total liabilities and stockholders’ equity	$9,715,923		$9,808,215		$10,008,225
Net interest spread		2.62%		2.49%		2.06%
NIM		3.58		3.43		3.15
NIM-FTE(2)		3.61		3.44		3.17
____________________________
(1)Includes multi-family real estate.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.

Origin Bancorp, Inc.
Notable Items
(Unaudited)

	At and For the Three Months Ended
	June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024
	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)

	(Dollars in thousands, except per share amounts)
Notable interest income items:
Interest income reversal on relationships impacted by questioned banker activity	$—	$—	$—	$—	$—	$—	$—	$—	$(1,206)	$(0.03)
Notable interest expense items:
OID amortization - subordinated debenture redemption	—	—	(681)	(0.02)	—	—	—	—	—	—
Notable provision expense items:
Provision release (expense) related to questioned banker activity	—	—	—	—	3,212	0.08	—	—	(3,212)	(0.08)
Provision release (expense) on relationships impacted by questioned banker activity	—	—	375	0.01	—	—	—	—	(4,131)	(0.11)
Notable noninterest income items(2):
(Loss) gain on sales of securities, net	(14,448)	(0.36)	—	—	(14,617)	(0.37)	221	0.01	—	—
Gain on sub-debt repurchase	—	—	—	—	—	—	—	—	81	—
Positive valuation adjustment on non-marketable equity securities	—	—	—	—	—	—	—	—	5,188	0.13
Net (loss) gain on OREO properties(2)	(158)	—	(212)	(0.01)	198	—	—	—	800	0.02
BOLI payout	—	—	208	0.01	—	—	—	—	—	—
Notable noninterest expense items:
Operating expense related to questioned banker activity	(530)	(0.01)	(543)	(0.01)	(4,069)	(0.10)	(848)	(0.02)	(1,452)	(0.04)
Operating expense related to strategic Optimize Origin initiatives	(428)	(0.01)	(1,615)	(0.04)	(1,121)	(0.03)	—	—	—	—
Employee Retention Credit	—	—	213	0.01	1,651	0.04	—	—	—	—
Total notable items	$(15,564)	(0.39)	$(2,255)	(0.06)	$(14,746)	(0.37)	$(627)	(0.02)	$(3,932)	(0.10)
____________________________
(1)The diluted EPS impact is calculated using a 21% effective tax rate. The total of the diluted EPS impact of each individual line item may not equal the calculated diluted EPS impact on the total notable items due to rounding.
(2)The $158,000 net loss on OREO properties for the quarter ended June 30, 2025, includes an $8,000 insurance settlement recovery that was included in noninterest income on the face of the income statement and $3,000 in repair costs that was included in noninterest expense. The $212,000 net loss on OREO properties for the quarter ended March 31, 2025, includes a $444,000 expected insurance settlement recovery that was included in noninterest income on the face of the income statement, and a $148,000 repair cost that was included in noninterest expense.

Origin Bancorp, Inc.
Notable Items - Continued
(Unaudited)

	Six Months Ended June 30,
	2025		2024
	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)

	(Dollars in thousands, except per share amounts)
Notable interest income items:
Interest income reversal on relationships impacted by questioned banker activity	$—	$—	$(1,206)	$(0.03)
Notable interest expense items:
OID amortization -subordinated debenture redemption	(681)	(0.02)	—	—
Notable provision expense items:
Provision expense related to questioned banker activity	—	—	(3,212)	(0.08)
Provision release (expense) on relationships impacted by questioned banker activity	375	0.01	(4,131)	(0.10)
Notable noninterest income items:
MSR gain (impairment)	—	—	410	0.01
Loss on sales of securities, net	(14,448)	(0.36)	(403)	(0.01)
Gain on sub-debt repurchase	—	—	81	—
Positive valuation adjustment on non-marketable equity securities	—	—	5,188	0.13
Net (loss) gain on OREO properties (2)	(370)	(0.01)	800	0.02
BOLI payout	208	0.01	—	—
Notable noninterest expense items:
Operating expense related to questioned banker activity	(1,073)	(0.03)	(1,452)	(0.04)
Operating expense related to strategic Optimize Origin initiatives	(2,043)	(0.05)	—	—
Employee Retention Credit	213	0.01	—	—
Total notable items	$(17,819)	(0.45)	$(3,925)	(0.10)
____________________________
(1)The diluted EPS impact is calculated using a 21% effective tax rate. The total of the diluted EPS impact of each individual line item may not equal the calculated diluted EPS impact on the total notable items due to rounding.
(2)The $370,000 net loss on OREO properties for the six months ended June 30, 2025, includes a $452,000 insurance settlement recovery that was included in noninterest income on the face of the income statement and a $151,000 repair cost that was included in noninterest expense.

Origin Bancorp, Inc.
Non-GAAP Financial Measures
(Unaudited)

	At and For the Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

	(Dollars in thousands, except per share amounts)
Calculation of PTPP earnings:
Net income	$14,647	$22,411	$14,270	$18,601	$20,989
Provision (benefit) for credit losses	2,862	3,444	(5,398)	4,603	5,231
Income tax expense	4,012	6,138	3,725	5,068	5,747
PTPP earnings (non-GAAP)	$21,521	$31,993	$12,597	$28,272	$31,967

Calculation of PTPP ROAA:
PTPP earnings	$21,521	$31,993	$12,597	$28,272	$31,967
Divided by number of days in the quarter	91	90	92	92	91
Multiplied by the number of days in the year	365	365	366	366	366
PTPP earnings, annualized	$86,320	$129,749	$50,114	$112,473	128,571
Divided by total average assets	9,715,923	9,808,215	9,978,543	9,985,836	10,008,225
ROAA (annualized) (GAAP)	0.60%	0.93%	0.57%	0.74%	0.84%
PTPP ROAA (annualized) (non-GAAP)	0.89	1.32	0.50	1.13	1.28

Calculation of tangible book value per common share:
Total common stockholders’ equity	$1,205,769	$1,180,177	$1,145,245	$1,145,673	$1,095,894
Goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Other intangible assets, net	(36,444)	(38,212)	(37,473)	(39,272)	(41,177)
Tangible common equity	1,040,646	1,013,286	979,093	977,722	926,038
Divided by common shares outstanding at the end of the period	31,224,718	31,244,006	31,197,574	31,167,410	31,108,667
Book value per common share (GAAP)	$38.62	$37.77	$36.71	$36.76	$35.23
Tangible book value per common share (non-GAAP)	33.33	32.43	31.38	31.37	29.77

Calculation of ROATCE:
Net income	$14,647	$22,411	$14,270	$18,601	$20,989
Divided by number of days in the quarter	91	90	92	92	91
Multiplied by number of days in the year	365	365	366	366	366
Annualized net income	$58,749	$90,889	$56,770	$74,000	$84,417

Total average common stockholders’ equity	$1,190,331	$1,166,749	$1,149,228	$1,125,697	$1,084,269
Average goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Average other intangible assets, net	(37,459)	(38,254)	(38,646)	(40,487)	(42,563)
Average tangible common equity	1,024,193	999,816	981,903	956,531	913,027

ROAE (annualized) (GAAP)	4.94%	7.79%	4.94%	6.57%	7.79%
ROATCE (annualized) (non-GAAP)	5.74	9.09	5.78	7.74	9.25

Origin Bancorp, Inc.
Non-GAAP Financial Measures- Continued
(Unaudited)

	At and For the Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

	(Dollars in thousands, except per share amounts)
Calculation of core efficiency ratio:
Total noninterest expense	$61,983	$62,068	$65,422	$62,521	$64,388
Insurance and mortgage noninterest expense	(8,460)	(8,230)	(8,497)	(8,448)	(8,402)
Adjusted total noninterest expense	53,523	53,838	56,925	54,073	55,986

Net interest income	$82,136	$78,459	$78,349	$74,804	$73,890
Insurance and mortgage net interest income	(2,924)	(2,815)	(2,666)	(2,578)	(2,407)
Total noninterest income	1,368	15,602	(330)	15,989	22,465
Insurance and mortgage noninterest income	(8,030)	(8,842)	(6,592)	(8,081)	(8,543)
Adjusted total revenue	72,550	82,404	68,761	80,134	85,405

Efficiency ratio (GAAP)	74.23%	65.99%	83.85%	68.86%	66.82%
Core efficiency ratio (non-GAAP)	73.77	65.33	82.79	67.48	65.55

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued
(Unaudited)

	Six Months Ended June 30,
	2025	2024

	(Dollars in thousands, except per share amounts)
Calculation of PTPP earnings:
Net income	$37,058	$43,621
Provision for credit losses	6,306	8,243
Income tax expense	10,150	11,974
PTPP earnings (non-GAAP)	$53,514	$63,838

Calculation of PTPP ROAA:
PTPP Earnings	$53,514	$63,838
Divided by the year-to-date number of days	181	182
Multiplied by number of days in the year	365	366
Annualized PTPP Earnings	$107,915	$128,378

Divided by total average assets	$9,761,814	$9,934,730
ROAA (annualized) (GAAP)	0.77%	0.88%
PTPP ROAA (annualized) (non-GAAP)	1.11	1.29

Calculation of ROATCE:
Net income	$37,058	$43,621
Divided by the year-to-date number of days	181	182
Multiplied by number of days in the year	365	366
Annualized net income	$74,730	$87,721

Total average common stockholders’ equity	$1,178,605	$1,073,487
Average goodwill	(128,679)	(128,679)
Average other intangible assets, net	(37,854)	(43,631)
Average tangible common equity	1,012,072	901,177

ROAE (annualized) (GAAP)	6.34%	8.17%
ROATCE (annualized) (non-GAAP)	7.38	9.73

Calculation of core efficiency ratio:
Total noninterest expense	$124,051	$123,095
Insurance and mortgage noninterest expense	(16,690)	(16,447)
Adjusted total noninterest expense	107,361	106,648

Net interest income	$160,595	$147,213
Insurance and mortgage net interest income	(5,739)	(5,202)
Total noninterest income	16,970	39,720
Insurance and mortgage noninterest income	(16,872)	(18,666)
Adjusted total revenue	154,954	163,065

Efficiency ratio (non-GAAP)	69.86%	65.85%
Core efficiency ratio (non-GAAP)	69.29	65.40